ASSET PURCHASE AGREEMENT


            Asset Purchase Agreement, made this 29th day of January 1997, by and among PIERCING PAGODA, INC., a Delaware corporation ("PPI"); EARS, Inc., a Delaware corporation ("EARS" and, collectively with PPI, "Buyers"); WEAVER'S GEMS AND MINERALS, INC., a Pennsylvania corporation ("WGM"); and GEMSTONE
JEWELRY, INC., a Pennsylvania corporation ("Gemstone" and, collectively with WGM, "Sellers").

                                   BACKGROUND

            Sellers operate retail kiosk stores under the names Gemstone Jewelry, Gold-N-Gifts and Facets of Nature which sell gold and non-gold jewelry, pewter figurines and giftware (the "Business").

            Pursuant to a Letter Agreement dated November 14, 1996 between PPI and Sellers (the "Letter Agreement"), PPI has agreed to acquire substantially all of the assets of the Business and Sellers have agreed to sell such assets to PPI. EARS is a subsidiary of PPI that will acquire certain of Sellers' assets as provided in Section 6 below. Buyers and Sellers desire to restate the Letter Agreement in a more formal agreement to memorialize the transaction provided for in the Letter Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

            Sale and Purchase of Assets. On the Closing Date (as hereinafter defined) and subject to the terms and conditions contained in this Agreement, Sellers shall sell, transfer, assign and deliver to Buyers, and Buyers shall purchase, assume and accept from Sellers, free and clear of all liens and encumbrances, all right, title and interest in and to all of the assets of the Business (the "Assets"), including, but not limited to the following:

                               The existing  leases for Sellers'  kiosk stores
operated under the names Gemstone(s), Gemstone Jewelry, Gold-N-Gifts and Facets of Nature (the "Stores").

                               Any and all leasehold  improvements,  fixtures,
benches, leased point-of-sale registers, stools, safes, security panels and existing security systems at the Stores.

                               All Sellers'  inventory  of the Business  which
is in good salable condition normally sold in the Stores, including red dot inventory, but excluding broken or damaged goods (collectively, the "Inventory") and the supplies of the Business, including all Inventory of the Business delivered up to the Closing Date.

                               All  trademarks,  service  marks,  trade  names
including without limitation the trade names Gemstone(s), Gemstone Jewelry, Gold-N-Gifts and Facets of Nature, logos and other intellectual property of the Business, books and records relating solely to the Assets, but including without limitation, inventory reports, sales records and operating reports for the Business for the last two (2) years to the extent reasonably available, manuals, price lists, customer lists, supplies and other related assets of the Business as a going concern, excluding the name Weaver's Gems and Minerals, Inc.

                         Excluded  Assets.  The  Assets do not  include  cash,
receivables, prepaid rents (including, but not limited to, security deposits and construction deposits under the Stores' leases), equipment not listed in Section 1(b), vehicles owned by Seller, general intangibles not listed in Section 1(d), the AS-400 computer system, software and printers, the cash register software and polling node used for Time for You locations, any Assets (including, but not limited to, patents, trademarks, service marks, trade names, logos or other intellectual property or other real or personal property) of Sellers not related to the Business and any books and records of Sellers not related to the Assets. Such excluded assets specifically include assets associated with Sellers' operations conducted under the names "Time for You," "Sun Touch Shirts," "Civil War Photo Prints," "Precision Movements," "Shoe Charmers" and "Woodworks."


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                         Assumption  of  Certain  Liabilities.  Subject to the
terms and conditions of this Agreement, Buyers shall assume and perform and pay those liabilities and obligations of Sellers (i) accruing or arising on and after February 1, 1997 (A) with respect to the Stores' utilities and merchant association dues and expenses, (B) under the Stores' leases and the leases for the computerized point-of-sale registers leased from LDI Corporation for the Business and (C) under service agreements relating to the Stores and the computerized point-of-sale registers leased from LDI Corporation for the Business which are transferred to Buyers, and (ii) accruing or arising prior to or on the Closing Date under any obligations of Sellers to customers of the Business under Sellers' Club Program . With the exception of the liabilities and obligations to be assumed by Buyers pursuant to the preceding sentence and the other provisions of this Agreement, Buyers shall not assume and shall in no event be liable for any other debts, liabilities or obligations of Sellers, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise and regardless of when they arose or arise. The obligations of Buyers pursuant to this Section 3 shall be evidenced by an assumption agreement setting forth such obligations, in the form attached hereto as Exhibit "A" (the "Assumption Agreement"). All liabilities and obligations of Sellers not assumed by Buyers pursuant to this Section 3 shall hereinafter be referred to as the "Retained Liabilities."

                         Purchase Price.

                         The  consideration  paid or  payable  to  Sellers  by
Buyers in exchange for the sale, transfer, assignment and delivery of the Assets, subject to adjustments pursuant to Section 5 (the "Purchase Price"), shall consist of the following:

                               The amount of Six Million Dollars  ($6,000,000)
for Sellers' Inventory and supplies of the Business (the "Estimated Inventory Value").

                  Plus

                        The amount of Two Million Dollars ($2,000,000) for the assignment of the Stores' leases and the Assets other than Sellers' Inventory and supplies of the Business, of which One Million Dollars ($1,000,000) was paid by PPI to Sellers pursuant to the Letter Agreement upon execution thereof.

                         Purchaser  shall  deliver to  Sellers on the  Closing
Date Three Million Five Hundred Thousand Dollars ($3,500,000) of the Purchase Price, at Sellers' option, by wire transfer to an account designated by Sellers or certified check drawn to the order of Sellers jointly; and the remaining Three Million Five Hundred Thousand Dollars ($3,500,000) of the Purchase Price shall be deposited by Buyers on the Closing Date into an interest-bearing escrow account with CoreStates Bank, N.A. (the "Escrow Agent") pursuant to the terms of an escrow agreement, in the form attached hereto as Exhibit "B" (the "Escrow Agreement").

                         On each Gold  Inventory  Release  Date (as defined in
Section 15(b)), Sellers and Buyers shall issue joint instructions to the Escrow Agent to release to Sellers an amount equal to ninety-three percent (93%) of the estimated value of the Gold Inventory (as defined below) specified in the relevant Weaver's Grams On Hand With Cost Report (as defined in Section 15(b)) from the funds in the escrow account established pursuant to the Escrow Agreement (the "Escrow Account").

                         On each Non-Gold  Inventory  Release Date (as defined
in Section 15(b)), Sellers and Buyers shall issue joint instructions to the Escrow Agent to release to Sellers an amount equal to ninety-three percent (93%) of the extended estimated cost of the Non-Gold Inventory (as defined below) specified in the relevant Non-Gold To Be Produced With Extended Cost Report (as defined in Section 15(b)) from the funds in the Escrow Account.

                         On the Final  Inventory  Release  Date,  Sellers  and
Buyers shall issue joint instructions to the Escrow Agent to release to Buyers the amount of Twenty Five Thousand Dollars ($25,000) in consideration of Buyers' giving the credit to certain of the employees of Sellers who are employed at the Stores (the "Employees") as provided in Section 15(d).

                         Adjustments  to Purchase  Price.  The Purchase  Price
shall be increased or decreased on a dollar-for-dollar basis for each dollar that the Adjusted Inventory Value (as hereinafter defined) as of the Closing Date exceeds or is less than the Estimated Inventory Value. "Adjusted Inventory Value" shall mean Sellers' average cost, calculated on a "first in - first out" basis, as of the Closing Date for Sellers' (i) Inventory of

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            the Business and (ii) usable and non-usable supplies of the Business located at Sellers' headquarters location and usable supplies of the Business located at the Stores (up to an aggregate cost of $112,000), plus the associated overhead costs equal to five percent (5%) of Sellers' cost for the Gold Inventory and twenty-two percent (22%) of Sellers' cost for the Non-Gold inventory. Sellers shall use their reasonable best efforts to furnish to Buyers on or before March 31, 1997 the Sellers' calculation of the Adjusted Inventory Value and any required adjustment to the Purchase Price, together with reasonable documentation supporting such calculation. Sellers shall give Buyers reasonable access to relevant books and records to verify such calculation. If Buyers have no objection to Sellers' calculation of the Adjusted Inventory Value and if such Adjusted Inventory Value is less than the Estimated Inventory Value, Sellers and Buyers shall issue joint instructions to the Escrow Agent to release the difference between the Estimated Inventory Value and the Adjusted Inventory Value to Buyers. If the funds in the Escrow Account, excluding interest earned thereon (the "Escrow Funds") exceed such difference, the joint instructions to the Escrow Agent shall direct the Escrow Agent to release the balance of the Escrow Funds to Sellers, and if the Funds are insufficient to cover such difference, Sellers shall pay the amount of such deficiency to Buyers at the same time. If the Buyers have no objection to the calculation of Adjusted Inventory Value and if the Adjusted Inventory Value is greater than the Estimated Inventory Value, Sellers and Buyers shall issue joint instructions to the Escrow Agent to release the Escrow Funds to Sellers, and Buyers shall pay the difference between the Adjusted Inventory Value and the Estimated Inventory Value to Sellers at the same time. Interest earned on the Escrow Funds in accordance with the Escrow Agreement shall be divided equally among Buyers and Sellers as set forth in the Escrow Agreement.

            In the event Buyers dispute the calculation of the Adjusted Inventory Value set forth in Sellers' calculation, Buyers shall notify Sellers in writing of such dispute and the basis therefor within thirty (30) days of Buyer's receipt of Sellers' calculation and the parties shall attempt to resolve such dispute. In the event the parties are unable to resolve such dispute within thirty (30) days, they shall reduce to writing those points on which they agree and those points on which they disagree and shall (i) retain as arbitrator the Philadelphia, Pennsylvania office of Arthur Andersen LLP or, failing their agreement to act as arbitrator, such other independent accounting firm as may be mutually agreed upon by the parties to review such matters as to which the parties have not agreed in writing and (ii) request such arbitrator to act as promptly as practicable in accordance with its own rules to resolve all such disputed matters within thirty (30) days after being retained by the parties. The decision of the arbitrator shall be in writing and shall be final, non-appealable and binding on Sellers and Buyers, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Sellers and one-half by Buyers. If the arbitrator determines that the Adjusted Inventory Value is different than the Estimated Inventory Value, Sellers and Buyers shall issue joint instructions to the Escrow Agent as set forth in the preceding paragraph of this Section 5.

                  Allocation of Assets, Liabilities and Purchase Price. The Assets and any assumed liabilities shall be allocated between PPI and EARS as Buyers shall determine, provided that PPI shall guarantee any liabilities assumed by EARS. The Purchase Price shall be allocated among the Assets as Buyers shall reasonably determine. Such allocations shall be binding on the parties and all income tax or other information returns, including IRS Form 8594 ("Asset Acquisition Statement Under Section 1060"), shall be filed in a manner consistent with such allocations.

                         Closing.   The   consummation   and  closing  of  the
transaction provided for herein ("Closing") shall take place on January 29, 1997 (the "Closing Date").

                         Activities and Agreements Prior to Closing

                         Between  the date of this  Agreement  and the Closing
Date, Sellers shall:

                               continue to operate the  Business at the Stores
and use the Assets in the ordinary and usual course of business and consistent with past practice, including, but not limited to, only making inventory purchases in the ordinary course of business; provided, however, that Sellers shall be permitted to remove the inventory and supplies of the Business for purposes of performing the physical inventory referred to in Section 15(b) and PPI shall operate the Stores for PPI's account as of the opening of business on January 27, 1997.

                               comply  with  all  material  provisions  of the
leases for the Stores and applicable laws, rules and regulations.


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                               promptly  notify PPI if Sellers  shall learn of
any event, matter or condition which has come to their attention which would constitute at the Closing Date a breach of any representation, warranty or covenant made by Sellers in this Agreement or in any other agreement, document or instrument delivered in connection herewith or which would otherwise give rise to a claim of indemnification by Buyers against Sellers.

                               forward  to PPI a copy of:  (A) any  notice  of
default  received or issued by the  Sellers  under the leases for the Stores and
(B) any written notice of violation of any law, rule or regulation received by Sellers with respect to the Stores or the Assets.

                               notify PPI of any  material  adverse  change to
any of the Stores or Assets.

                               permit PPI and its representatives  full access
to the Stores and Assets and all records relating to them.

                               permit  PPI to  operate  the  Stores  for PPI's
account as of the opening of business on January 27, 1997, provided that PPI shall pay the direct salary and compensation expense of Sellers' Store employees directly to such employees from 12:01 a.m., January 27, 1997 through Closing as required under Section 8(c).

                            Between  the  date  of  this   Agreement  and  the
Closing Date, Sellers shall not, without the consent of PPI:

                               except for  assigning the leases for the Stores
to PPI, amend, modify, supplement, extend or terminate any of the Stores' leases or waive any rights thereunder.

                               make any  material  change in  compensation  or
benefits of the employees of the Business.

                               enter into any  contract,  commitment  or other
transaction affecting the Assets or Stores other than in furtherance of the transaction contemplated in this Agreement or in the ordinary and usual course of business and consistent with past practice.

                            PPI shall pay the direct  salary and  compensation
expense of Sellers' Store employees directly to such employees from 12:01 a.m., January 27, 1997 through Closing.

                            Non-Competition  Agreement.  In consideration  for
Ronald Weaver ("Weaver") executing a non-competition agreement, in the form attached hereto as Exhibit "C", prohibiting Weaver from competing with the Business for a period of five (5) years, the Buyers will pay Weaver $60,000 per year for a period of five (5) years.

                            Representations  and  Warranties  of  Sellers.  As
material  inducement  to  Buyers  to  enter  into  this  Agreement  and to close
hereunder,   each  of  Sellers   jointly  and   severally   make  the  following
representations and warranties to Buyers:

                               Corporate   Status;   Authority.   Sellers  are
corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective incorporations. Each of Sellers has the corporate power and authority to own its properties and to carry on the Business as it is now being conducted. Each of Sellers has the full power and authority to execute and deliver this Agreement and any and all other documents or instruments to be executed and/or delivered by Sellers in connection herewith, including, but not limited to the assignments of the Stores' leases, (collectively, the "Purchase Documents") and to perform its respective obligations hereunder and thereunder.

                               Due Authorization;  Validity of Agreement.  The
execution, delivery and performance of this Agreement and the Purchase Documents by Sellers have been duly authorized and approved by all necessary corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and, assuming the due execution and delivery of this Agreement by Buyers, constitutes the valid and binding obligation of Sellers, enforceable against each of them in accordance with its terms. Assuming due

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                  execution and delivery by Buyers,  the Purchase Documents will constitute the valid and binding obligations of Sellers, enforceable against each of them in accordance with their respective terms.

                               Title to  Assets.  Sellers  have good  title to
all the Assets, which at the time of transfer will be free and clear of all liens, mortgages, pledges, security interests, restrictions on transfer, prior assignments, encumbrances and claims except for the restrictions on transfer and assignment contained in the Stores' leases which have not been waived. None of the Assets are held by Sellers on consignment.

                               Leases.  All of the  leases  for the Stores are
valid, binding and enforceable against Sellers in accordance with their respective terms except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Sellers and, to Sellers' knowledge, all other parties to any of the Stores' leases have performed all obligations required to be performed to date under such leases and neither Sellers nor, to Sellers' knowledge, any such other party is in default or in arrears under the terms thereof. Sellers have delivered to Buyers true and correct copies of all the Stores' leases.

                               Litigation.  Neither  Seller  is a party to or,
to Sellers' knowledge, threatened with any suit, action, arbitration, administrative or other proceeding or any governmental investigation with respect to the Assets, the Stores or any Employees or which may prevent the consummation of the transaction contemplated hereby.

                               Agreement  Not in Breach of Other  Instruments
Affecting Sellers. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by Sellers, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Sellers under, any agreement, indenture or other instrument to which either Seller is bound, any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation.

                               Brokerage    Commissions.     There    is    no
corporation, firm or person entitled to receive from Sellers any brokerage commission or finder's fee in connection with this Agreement or the transaction provided for herein.

                            Representations,  Warranties  and  Agreements  of
Buyers.  As material  inducement to Sellers to enter into this  Agreement and to
close   hereunder,   Buyers   jointly   and   severally   make   the   following
representations, warranties, and agreements to and with Sellers:

                               Corporate  Status;  Authority.  Each Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to acquire the Assets to be acquired hereunder. Each Buyer has the full power and authority to execute and deliver this Agreement and the Purchase Documents and perform its obligations hereunder and thereunder.

                               Due Authorization;  Validity of Agreement.  The
execution, delivery and performance of this Agreement and the Purchase Documents have been duly authorized and approved by all necessary corporate action on the part of Buyers. This Agreement has been duly executed and delivered by Buyers and, assuming the due execution and delivery of this Agreement by Sellers, constitutes the valid and binding obligation of Buyers, enforceable in accordance with its terms. Assuming due execution and delivery by Sellers, the Purchase Documents will constitute the valid and binding obligations of Buyers, enforceable against each of them in accordance with their respective terms.

                               Agreement  Not in Breach of Other  Instruments.
The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by Buyers, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyers under, any agreement, indenture or other instrument to which either Buyer is bound, any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation.


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                                           Brokerage  Commissions.   There  is
no corporation, firm or person entitled to receive from Buyers any brokerage commission or finder's fee in connection with this Agreement or the transaction provided for herein.

                            Survival of  Representations  and Warranties.  All
representations and warranties of the parties hereto in this Agreement shall survive Closing until July 28, 1997.

                            Closing  Deliveries  by  Sellers.  On the  Closing
Date, Sellers shall deliver or cause to be delivered to Buyers the following:

                               Escrow Agreement.  An Escrow Agreement,  in the
form of Exhibit "B", executed by Sellers.

                               Non-Competition  Agreement.  A  Non-Competition
Agreement in the form of Exhibit "C", executed by Weaver.

                               Bill of Sale  and  General  Assignment.  A Bill
of Sale and General Assignment, in the form of Exhibit "D", executed by Sellers, transferring to Buyers good title to all of the personal property included in the Assets.

                               Store  Lease   Assignment.   A  General   Lease
Assignment for each Store lease (except those Store leases identified on Schedule 13), in the form of Exhibit "E", executed by Sellers and a specific Assignment with Lessor Consent Agreement for each Store lease received by Sellers on or before the Closing Date which is executed by the landlord.

                               Computerized   Point-of-Sale   Cash  Register
System Lease Assignment With Lessor Consent. A Transfer Agreement for the computerized point-of-sale registers leased from LDI Corporation for the Business, in the form of Exhibit "F", executed by Sellers.

                               Payoff  Letter from  Secured  Lender.  A payoff
letter from any secured lender holding a security interest in any of the Assets releasing such security interest and agreeing to execute Uniform Commercial Code UCC-3 termination statements and other documents as may be required to evidence the release of such security interest of record.

                               Certified  Corporate   Resolutions.   Corporate
resolutions adopted by the boards of directors of Sellers and, if required by law, by the shareholders of Sellers, certified by Sellers' Corporate Secretaries, approving this Agreement and authorizing the consummation of the transactions contemplated hereby.

                               Schedule  of Security  Deposits.  A schedule of
all security and construction deposits held by any landlords under the Store leases.

                               Schedule of  Insurance.  A schedule of existing
workers compensation insurance coverages for Employees and of liability policies covering the Business with evidence that Sellers shall continue to be covered with respect to personal liability for events occurring prior to the Closing Date.

                               Assets.  All of the  Assets  capable  of  being
delivered in physical form shall be delivered to Buyers.

                            Closing  Deliveries  by  Buyers.  On  the  Closing
Date, Buyers shall deliver or cause to be delivered to Sellers the following:

                               Assumption     Agreement.     An     Assumption
Agreement, in the form of Exhibit "A", executed by Buyers.

                               Escrow Agreement.  An Escrow Agreement,  in the
form of Exhibit "B", executed by Buyers.



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                               Non-Competition  Agreement.  A  Non-Competition
Agreement, in the form of Exhibit "C", executed by Buyers.

                               Store  Lease   Assignment.   A  General   Lease
Assignment for each Store lease (except those Store leases identified on Schedule 13), in the form of Exhibit "E", executed by PPI and a specific Assignment with Lessor Consent Agreement for each Store lease received by Sellers or PPI on or before the Closing Date which is executed by the landlord.

                               Computerized   Point-of-Sale   Cash  Register
System Lease Assignment With Lessor Consent. A Transfer Agreement for the computerized point-of-sale registers leased from LDI Corporation for the Business, in the form of Exhibit "F", executed by PPI.

                               Certificates   Confirming  Approval  of  this
Agreement. Officer's Certificates of Buyers, certifying that all necessary corporate action by Buyers has been taken to approve this Agreement and authorize the consummation of the transactions contemplated hereby.

                               Purchase  Price.  That  portion of the Purchase
Price payable on the Closing Date.

                            Covenants Extending Beyond Closing.

                               Further  Assurances.  Sellers  agree to execute
and deliver all such other instruments and take all such other action as Buyers may reasonably request from time to time, before or after the Closing Date and without payment of further consideration, in order to effectuate the transaction provided for herein, including, without limitation, the execution and delivery by Sellers of such further instruments of conveyance and transfer as may be necessary to convey and transfer more completely to the Buyers the Assets being purchased hereunder; and the obtaining and filing of properly executed termination statements in each applicable jurisdiction as to any security interests that are currently of record. The parties shall cooperate fully with each other and with their respective counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement.

                               Access  to  Inventory  and  Assets.   From  the
Closing Date until final delivery of all Inventory and supplies to Buyers, Sellers will afford Buyers and their authorized representatives access to the Inventory and supplies transferred to Buyers and being held at Sellers' warehouse at Sellers' headquarters location. Until the final Adjusted Inventory Value shall have been determined and agreed to by Buyers and Sellers, Buyers will afford Sellers and their authorized representatives access to the Inventory and supplies of the Business and the books and records relating to the Assets (as such books and records existed as of the Closing Date), for the purpose of performing a physical inventory and calculating the Adjusted Inventory Value as set forth in Section 5. Buyers shall permit Sellers to retain in Sellers' warehouse at Sellers' headquarters location the gold and non-gold Inventory of the Business, removed from the Stores by Sellers prior to Closing pursuant to
Section 8(a)(i), following Closing until such Inventory is delivered to Buyers as provided in this Section 15(b).

                                     Sellers    shall   perform   a   physical
inventory of the gold Inventory of the Business (the "Gold Inventory") which may, at Sellers' option, be performed in stages. At the conclusion of such physical inventory and any stage thereof, Sellers shall provide Buyers with a written report specifying the following with respect to the Gold Inventory to which the report pertains: (A) the quantity count, (B) the extended estimated cost, (C) the SKU/BIN Number or other location description and (D) the vendor of the Gold Inventory (each a "Weaver's Grams On Hand With Cost Report"). Buyers may, at Buyers' expense, inspect at Sellers' warehouse the Gold Inventory with respect to which any Weaver's Grams On Hand With Cost Report pertains, for purposes of verifying the quantity count of such Gold Inventory, and shall use their reasonable best efforts to complete such verification within five (5) days after Buyers' receipt of each such Report. On the first day following the completion of Buyers' verification of the quantity count of the Gold Inventory specified in any Weaver's Grams On Hand Cost Report (each a "Gold Inventory Release Date"), Sellers shall release the Gold Inventory specified in the relevant Weaver's Grams On Hand With Cost Report to Buyers.

                                     Sellers    shall   perform   a   physical
inventory of the non-gold Inventory of the Business (the "Non-Gold Inventory") which may, at Sellers' option, be performed in stages. At the conclusion of such physical inventory and any stage thereof, Sellers shall provide Buyers with a written report
                           specifying   the  following  with  respect  to  the
Non-Gold Inventory to which the report pertains: (A) the quantity count, (B) the extended estimated cost, (C) the SKU/BIN Number or other location description and (D) the vendor of the Non-Gold Inventory (each a "Non-Gold To Be Produced With Extended Cost Report"). Buyers may, at Buyers' expense, inspect at Sellers' warehouse the Non-Gold Inventory with respect to which any Non-Gold To Be
Produced With Extended Cost Report pertains, for purposes of verifying the quantity count of such Non-Gold Inventory, and shall use their reasonable best efforts to complete such verification with five (5) days after Buyers' receipt of each such Report. On the first day following the completion of Buyers' verification of the quantity count of the Non-Gold Inventory specified in any Non-Gold To Be Produced With Extended Cost Report (each a "Non-Gold Inventory Release Date"), Sellers shall release the Non-Gold Inventory specified in the relevant Non-Gold To Be Produced With Extended Cost Report to Buyers.

                                     Sellers'    physical    inventory   shall
concentrate on the Gold Inventory first, and Sellers shall use their reasonable best efforts to provide the first Weaver's Grams On Hand With Cost Report to Buyers on or before February 7, 1997. Sellers also shall use their reasonable best efforts to complete their physical inventory of the Gold Inventory and the Non-Gold Inventory (and provide to Buyers a final Weaver's Grams On Hand With Cost Report and Non-Gold To Be Produced With Extended Cost Report, respectively) on or before February 24, 1997. Buyers shall use their reasonable best efforts to verify the quantity count of the Gold Inventory specified in the first Weaver's Grams On Hand With Cost Report by February 10, 1997, and to verify the quantity count of the Gold Inventory and the Non-Gold Inventory specified in the final Weaver's Grams On Hand With Cost Report and the Non-Gold To Be Produced With Extended Cost Report, respectively, on or before March 3, 1997. The date on which Buyers complete their verification of all Gold Inventory and Non-Gold Inventory shall be referred to in this Agreement as the "Final Inventory Release Date". If any Weaver's Grams On Hand With Cost Report or Non-Gold To Be Produced With Extended Cost Report is submitted during the period from February 10, 1997 until February 24, 1997, the period of time within which Buyers shall be required to use their reasonable best efforts to verify the quantity counts specified therein shall not begin until February 25, 1997.

                                     Any dispute as to the  quantity  count of
the Gold Inventory or the Non-Gold Inventory specified in any Weaver's Grams On Hand Cost Report or Non-Gold To Be Produced With Extended Cost Report, respectively, shall be reconciled by Sellers and Buyers.

                                     Sellers  shall  be  responsible  for  all
shipping costs and insurance for the Gold Inventory and the Non-Gold Inventory prior to Closing, and Buyers shall be responsible for all shipping costs and insurance for the Gold Inventory and the Non-Gold Inventory following Closing.

                                   WARN   Act   Liability;    Employees.   PPI
intends, but shall have no obligation, to hire most of the Employees of the Business other than those at Sellers' headquarters office. PPI shall indemnify Sellers for any WARN Act liability if more than the number of Employees (excluding Employees at Sellers' headquarters office) that would trigger such Act (i) are not offered employment by PPI or (ii) are offered employment by PPI and are terminated by it within sixty (60) days after the Closing Date. Within ten (10) days after the Closing Date, Sellers shall provide Buyers with a list of all Employees which identifies their respective employment status (full-time, part-time, leave of absence, etc.), and their respective gross rate of compensation, title, original date of hire and accrued unused vacation time.

                                   Employee  Benefits.  PPI agrees to identify
to Sellers all Employees of the Business which it will hire following the Closing Date. PPI agrees to grant credit for time subsequent to the last anniversary date with Sellers for all full-time Employees hired by Buyers under Buyers' vacation policy. With respect to Employees hired by Buyers who had, on or immediately prior to the Closing Date, been receiving health or dental coverage with respect to themselves, their spouses and/or dependents under an employee welfare benefit plan maintained by Sellers, PPI agrees to cover, or make coverage available to, such Employees, spouses and/or dependents under Buyers' existing health and dental benefit arrangements, under the same terms as available to Buyers' other employees; provided, however, that such individuals shall not be subjected to any waiting period or preexisting condition, limitation or exclusion. Sellers shall have no responsibilities for any claims incurred under or premium payments with respect to such plans or arrangements.

                                   Gift  Certificates.  For a  period  of  one
(1) year following the Closing Date, Sellers shall reimburse Buyers for the amounts of any gift certificates issued by Sellers conducted under the name Gemstone prior to Closing which gift certificates were issued not more than one year prior to the date of honor

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


                  and which have been honored by Buyers, within ten (10) days after Buyers have submitted proof that such gift certificates were issued within one (1) year prior to the date of honor and have been honored.

                                   Lay-Away   and  Store   Deposits;   Store
Credits. For a period of ninety (90) days following the Closing date, Sellers shall reimburse Buyers for any verifiable lay-away deposits, special order deposits or store credits accepted or issued prior to Closing by any of the Stores which are honored by Buyers during such period, within ten (10) days of Sellers' receipt of proof from Buyers that such lay-away deposits, special order deposits or store credits have been honored by Buyers.

                                   Security   Deposits.   Sellers   shall  use
reasonable efforts to obtain reimbursement from the landlords of the Stores of the security deposits and construction deposits made pursuant to the leases for such Stores and listed on the schedule delivered on the Closing Date; however, if Sellers are unable to obtain such reimbursement, but the landlord acknowledges in writing that Buyers will receive credit for such deposits, Buyers shall pay the amount of such security deposits and construction deposits to Sellers.

                                   Store   Leases.   PPI  shall   assume   the
obligations  and  liabilities of Sellers under those Store leases  identified on
Schedule 13, notwithstanding that the landlord parties to such leases have not consented to the assignment of such leases to PPI as of the Closing Date. Sellers shall pay all amounts owed to landlords under the Store leases through January 31, 1997. PPI and Sellers shall use their best efforts to obtain landlord consents from the remaining landlords within sixty (60) days following the Closing Date.

                                   Corporate   Name   Change.   As   soon   as
practicable following Closing, Gemstone agrees to change its corporate name to a name that does not include "Gemstone" or any similar name, and provide evidence of such name change to Buyers.

                            Indemnification by Sellers and Buyers.

                                   Indemnification  by Sellers.  Sellers shall
defend, indemnify and hold Buyers and their officers, directors and shareholders harmless from and against any damage, claim, liability, loss, expense, cost or deficiency, including reasonable attorneys' fees and costs ("Damages") resulting from (i) any breach of any representation or warranty made by Sellers in Section 10, (ii) any claims incurred or benefits accrued on or prior to the Closing Date with respect to employee benefits and employee benefit plans under ERISA (the "Benefit Plans") maintained, sponsored or contributed to by Sellers, any premiums or contributions due with respect to the Benefit Plans based on service on or prior to the Closing Date or the requirement to provide or make available to any employee who is terminated on or prior to the Closing Date any benefits under the Benefit Plans, including COBRA continuation coverage required under
Section 4980B of the Internal Revenue Code of 1986 and (iii) the Retained Liabilities..

                                   Indemnification  by  Buyers.  Buyers  shall
defend, indemnify and hold Sellers and their officers, directors and shareholders harmless from and against any Damages resulting from (i) any breach of any representation or warranty made by Buyers in Section 11, (ii) any WARN Act liability if more than the number of Employees (excluding Employees at Sellers' headquarters office) that would trigger such Act either are not offered employment by PPI or are offered employment by PPI and are terminated by PPI within sixty (60) days after the Closing Date, (iii) the liabilities assumed pursuant to Section 3 and (iv) the operation of the Business, the Assets and the Stores after Closing (each an "Indemnity Claim").

                                   Notice  to  Indemnifying  Party.   Promptly
after the assertion of any claim by any governmental authority or other third party ("Third Party Claim") or the occurrence of any event which may arise to a claim for indemnification under this Section 16, the indemnified party shall give the indemnifying party written notice of such event or Third Party Claim, including copies of any summons, complaint or other pleading which may have been served on the indemnified party and any written claim, demand, invoice, billing or other document evidencing or asserting a Third Party Claim.

                                   Third   Party   Claims.   The   rights   of
indemnification under this Section 16 with respect to any Third Party Claim shall be subject to the following terms and conditions:

                                   The  indemnifying  party,  at its  expense,
shall have the sole and exclusive right to pay, compromise, settle or otherwise dispose of any Third Party Claim. Unless the indemnified party

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


                         otherwise agrees,  however,  no such settlement shall
limit, restrict or otherwise adversely affect the right of the indemnified party to carry on or conduct its business (then or in the future), or require any payment to be made by the indemnified party (except as may be paid or reimbursed by the indemnifying party). In addition, no settlement shall be entered into which does not include the delivery by the Third Party of a full and final release of the indemnified party from all liability in respect of such Third Party Claim.

                                   The  indemnifying  party,  at its  expense,
shall be entitled to participate in and to the extent it wishes, to direct the defense, including the selection of counsel reasonably satisfactory to the indemnified party, of any such Third Party Claim. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such counsel in the investigation, discovery and pre-trial phases, trial and appeal of such Third Party Claim. The indemnified party shall at all times have the right to participate in the defense of any Third Party Claim and to employ its own counsel, but the fees and expenses of such counsel shall be the indemnified party's own expense unless the employment of such counsel shall have been authorized by the indemnifying party in connection with the defense of any such Third Party Claim, or unless and so long as the indemnifying party shall not have employed counsel to have charge of the defense of any such Third Party Claim within a reasonable period after notice thereof, in neither of which events such fees and expenses shall be borne by the indemnifying party.

                                   Notwithstanding  anything  in this  Section
16(d) to the contrary, if there is a reasonable probability that any Third Party Claim may materially and adversely affect the indemnified party, other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Third Party Claim; provided, that the indemnifying party shall not be liable for any payment in settlement of any Third Party Claim without its prior consent, which shall not be unreasonably withheld.

                                   Limitations  on  Liability.  The  liability
of the parties hereto under this Section 16 shall be subject to the following limitations:

                                   The   indemnifying   party   shall  not  be
obligated to indemnify the indemnified party under this Section 16 for Damages resulting from a breach or alleged breach of a representation or warranty in this Agreement if the indemnified party has not given the indemnifying party notice of such Damages prior to the expiration of the survival period for such representation or warranty as stated in Section 12.

                                   The   indemnifying   party   shall  not  be
obligated to indemnify the indemnified party under this Section 16 for any Damages resulting from a breach or alleged breach of a representation or warranty in this Agreement unless the aggregate amount of payments owed by the indemnifying party hereunder equals or exceeds Ten Thousand Dollars ($10,000), whereupon only the aggregate payments in excess of Ten Thousand Dollars ($10,000) shall be made.

                                   The  aggregate  liability of Sellers  under
this Section 16 for breaches of representations shall not exceed One Million Dollars ($1,000,000).

                                   No liability shall be enforced  against the
indemnifying party to the extent of any insurance proceeds that the indemnified party receives with respect to any Damages.

                                   Sole  Remedy.  The sole  remedy of  Buyers,
on the one hand, and Sellers, on the other hand, for any and all claims of a nature described in Section 16(a) and Section 16(b), respectively, shall be the indemnity set forth therein as limited by the provisions set forth elsewhere in this Section 16.

                            Miscellaneous.

                                   Indulgences,  Etc.  Neither the failure nor
any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                                   Controlling  Law.  This  Agreement  and all
questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (notwithstanding any conflict-of-law doctrines of any state to the contrary) and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                                   Waiver. Any  failure  of  Sellers  or  Buyer
     to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyers in the case of any such failure by Sellers or by Sellers in the case of any such failure by Buyers, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 17(c).

                                   Notices.  All  notices,  requests,  demands
and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or four (4) business days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                           (i)    If to Sellers:

                                  Weaver's Gems and Minerals, Inc.
                                  4251 Chestnut Street, Route 29
                                Emmaus, PA 18049
                                  Attention:  Ronald Weaver, President

                                 With a Copy to:

                                  Ballard Spahr Andrews & Ingersoll
                               1735 Market Street
                                   51st Floor
                           Philadelphia, PA 19103-7599
                       Attention: E. Carolan Berkley, Esq.

                           (ii)   If to PPI:

                                  Piercing Pagoda, Inc.
                                3910 Adler Place
                               Bethlehem, PA 18002
                                  Attention:    Richard   H.   Penske,   Chief
Executive
                                              Officer

                                 With a Copy to:

                                  Wolf, Block, Schorr and Solis-Cohen
                                  Twelfth Floor Packard Building
                                  S.E. Corner 15th and Chestnut Streets
                                  Philadelphia, PA  19102-2678
                                  Attention:  Jason M. Shargel, Esq.

                           (iii)  If to EARS:

                                   EARS, Inc.
                                900 Market Street
                                  Suite 200
                                 Wilmington, DE
                                  Attention:  Richard H. Penske, President

      Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                           Exhibits   and   Schedules.    All   Exhibits   and
Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

                                   Binding    Nature   of   Agreement.    This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Sellers may not assign any of their rights or obligations hereunder. Buyers may assign any or all of their rights hereunder to any affiliate of Buyers; provided, however, that Buyers shall remain responsible for the performance of all of their obligations under this Agreement notwithstanding any such assignment.

                                   Execution in  Counterparts.  This Agreement
may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                                   Provisions  Separable.  The  provisions  of
this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                                   Number of Days.  In  computing  the  number
of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                                   Entire     Agreement.     This    Agreement
(including the Exhibits and Schedules hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                                   Paragraph    Headings.     The    paragraph
headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                                   No   Third   Party   Beneficiaries.    This
Agreement shall inure to the benefit of the parties to this Agreement only and not to the benefit of any third party, including Sellers' employees.

                                   Publicity.    Without    Buyers'    written
consent, neither Sellers, nor any person acting on their behalf shall issue a press release or otherwise publicize the execution of this Agreement or the consummation of the transaction contemplated hereby. The parties shall mutually agree on the form and content of any press release or other public announcement regarding the execution of this Agreement or the consummation of the transaction contemplated hereby.

                                   Expenses.  The  parties  hereto  shall each
pay the expenses incurred by them in connection with the origin, negotiation and performance of this Agreement and the agreements contemplated hereby; provided, however, that Buyers are responsible for the administrative fees, if any, to be paid to landlords of the Stores in connection with the assignment of the Stores' leases.




                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                    PIERCING PAGODA, INC.

                                    By:/s/John F. Eureyecko
                                       John F. Eureyecko, President


                                   EARS, INC.

                                    By:/s/ John F. Eureyecko
                                    John F.Eureyecko,Executive Vice President


                                    WEAVER'S GEMS AND MINERALS, INC.

                                    By:/s/Ronald Weaver
                                       Ronald Weaver, President

                                    GEMSTONE JEWELRY, INC.

                                    By:/s/Ronald Weaver
                                       Ronald Weaver, President